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                                                                    EXHIBIT 23.1


The Board of Directors
Performance Food Group Company:

We consent to the incorporation by reference in the registration statements (Nos. 33-72400, 333-12223, 333-24679, 333-48462, 333-68877 and 333-78229) on
Forms S-3, S-4 or S-8 of Performance Food Group Company of our report dated October 20, 2000 (except as to note 9, which is as of October 30, 2000), with respect to the combined balance sheet of Redi-Cut Foods, Inc. and affiliated companies as of September 30, 2000, and the related combined statements of income, changes in stockholders' equity, partners' capital and members' equity, and cash flows for the nine months then ended, which report appears in the Form 8-K of Performance Food Group Company dated November 27, 2000.


/s/ KPMG LLP



Richmond, Virginia
November 27, 2000